AGREEMENT made as of the 15th day of April, 1994 by and between CBS Inc. ("CBS"), a New York corporation, having its principal office at 51 West 52 Street, New York, New York 10019, and DAVID
KENIN ("Executive"), residing at 274 Cedar Court, Wyckoff, New
Jersey 07481.
                           W I T N E S S E T H:
        WHEREAS, CBS desires to secure the services of Executive as an executive of CBS, and Executive is willing to continue such services, upon the terms, provisions and conditions hereinafter set forth;
        NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained, it is agreed upon between CBS and Executive as follows:
        1. CBS hereby employs Executive, and Executive hereby accepts employment, as an executive of CBS (specifically as President of CBS Sports ("CSD")), for a term commencing May 9, 1994 and ending December 31, 1998. Executive's office shall be in New York City. Executive shall report to the President of the CBS Television
Network ("CTN") and Executive Vice President of the CBS Broadcast
Group.
        2.a. CBS agrees to pay Executive, and Executive agrees to accept from CBS, for his services hereunder base salary at the rate of four hundred fifty thousand dollars ($450,000) per annum for the period May 2, 1994 through May 1, 1995, four hundred seventy-five
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thousand dollars ($475,000) per annum for the period May 2, 1995 through May 1, 1996, five hundred thousand dollars ($500,000) per annum for the period May 2, 1996 through May 1, 1997, and five hundred twenty-five thousand dollars ($525,000) per annum for the period May 2, 1997 through December 31, 1998. Base salary shall be payable bi-weekly or in such other manner as CBS may designate for employees generally.
          b. In addition to the base salary set forth above, Executive shall receive a minimum bonus consisting of a payment from the CBS Executive Incentive Plan and, if necessary to reach the minimum, an additional amount. The bonuses shall be payable in February of each of the years 1995, 1996, 1997, 1998 and 1999. The minimum bonus payable in each year shall be two hundred fifty thousand dollars ($250,000).
          c. In addition, in order to offset benefits which Executive is foregoing with his present employer by accepting employment with CBS, Executive shall receive the following payments:
        1.(a) Three hundred thousand dollars ($300,000) signing bonus, payable on May 16, 1994.

        2.(a) One hundred thousand dollars ($100,000) bonus, twenty-five thousand dollars ($25,000) of which shall be payable on June 1st of each year
        1994, 1995, 1996 and 1997.

          d. It is understood that this contract is firm except for termination for cause as defined in Paragraph 6.
        3.   Executive shall be included in all plans now existing or
hereafter adopted for the general benefit of CBS employees, such as pension plans, investment funds and group or other insurance plans (including the Senior Executive Life Insurance Plan) and benefits, if and to the extent that he is and remains eligible to participate thereunder, and subject to the provisions of such plans as the same may be in effect from time to time. Executive will also be eligible to be considered for participation in other CBS benefit plans, including the Supplemental Executive Retirement Plan (SERP) and the Stock Rights Plan or any successor plans thereto, in which participation is limited to CBS executives in positions comparable to Executive's. To the extent Executive participates in any benefit plan, such participation shall be based upon Executive's base salary, except SERP, which shall be based upon fifty percent
(50%) of EIP. Since plans in this latter category are administered under procedures that are not subject to contractual arrangements, eligibility for consideration is no guarantee of actual participation because the CBS Board of Directors' discretion, or that of the appropriate committee of such Board, in granting participation, is absolute.
        4. Executive agrees to devote all of his business time and attention to the affairs of CSD, except during vacation periods and reasonable periods of illness or other incapacity consistent with the practices of CBS for executives in comparable positions, and agrees that his services shall be completely exclusive to CBS
during the term hereof.
        5. Executive acknowledges that he has been furnished a copy of the Policy Notes from the President concerning Conflicts of Interest ("Conflicts Policy") dated December 13, 1989, and a copy of the "CBS Policy Summary" issued in January 1979. Executive further acknowledges that he has read and fully understands all of the requirements thereof, and acknowledges that at all times during the term hereof, he shall perform his services hereunder in full compliance with the Conflicts Policy and the CBS Policy Summary and with any revisions thereof or additions thereto.
        6.a. If, during the term of this Agreement, the employment of Executive by CBS should be terminated by CBS for cause, which for these purposes is defined as (i) fraud, misappropriation or embezzlement on the part of Executive, (ii) Executive's willful failure to perform services hereunder or (iii) Executive's intentional breach of the provisions of paragraph 4 or of paragraph
5 hereof, then CBS's obligations hereunder shall immediately thereupon terminate; provided however, that in the event of any intentional breach of the provisions of paragraph 4 or paragraph 5 hereof, Executive shall be given written notice of the material breach and have the right to cure within the next three business days.
        b. If CBS terminates this agreement for other than cause then Executive shall receive all base and bonus payments and other
payments to cover benefits that would have accrued to Executive had he remained at CBS until December 31, 1998. These payments cover such items as retirement, medical, life insurance and other benefits that accrue to Executive as part of his benefit package. Executive shall be under no duty to mitigate these damages and may accept employment without reduction of damages provided in this paragraph. These payments and $400,000 in other payments are to reduce the loss of pension, deferred compensation and other benefits Executive forfeited to accept this position.
        7. This Agreement contains the entire understanding of the parties with respect to the subject matter thereof, supersedes any and all prior agreements of the parties with respect to the subject matter thereof, and cannot be changed or extended except by a writing signed by both parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, executors, heirs, administrators, successors and assigns. This Agreement and all matters and issues collateral thereto shall be governed by the laws of the State of New York applicable to contracts performed entirely therein. If any provision of this Agreement, as applied to either party or to any circumstance, shall be adjudged by a court to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability thereof.

        8. All notices or other communications hereunder shall be given in writing and shall be deemed given if served personally or mailed by registered or certified mail, return receipt requested, to the parties at their addresses above indicated, or at such other addresses as they may hereafter designate in writing.
        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


        CBS INC.



        By:  /S/ HOWARD STRINGER



             /S/ DAVID KENIN   (Executive)





















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